EXHIBIT 10.1

DIRECTORS COMPENSATION SUMMARY

Outside directors receive compensation for board service.  Payment dates are the last working day of March, June, September, and December.  That compensation includes:

Annual Retainer:	$50,000

Committee Chair Stipend:	$15,000 annually for Audit Committee chair

$10,000 annually for all other committee chairs

Attendance Fees:	$1,500 for each board meeting (attended in person, conducted by telephone, or written consent in lieu of meeting)

$1,500 for each committee meeting (attended in person, conducted by telephone, or written consent in lieu of meeting)

Expenses related to attendance

Directors who are either employees of the company or representatives of the company’s two investors, Forest Products Holdings, L.L.C. and OfficeMax Incorporated, do not receive compensation for their board service.